Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), dated August 1, 2007 (“Effective Date”), is between Kintera, Inc., a Delaware corporation (the “Company”) and Richard LaBarbera (“Executive”).

WHEREAS, the Company and Executive have previously executed an Offer Letter dated January 23, 2006 (the “Offer Letter”) regarding the terms of Executive’s employment with the Company.

WHEREAS, the Company and Executive desire this Agreement to be to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company, superseding the terms of such Offer Letter.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	POSITION, RESPONSIBILITIES, AND TERM

a. Position. Executive is employed by the Company to render services to the Company in the position of President and Chief Executive Officer. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company’s Board of Directors (“Board”) (“Services”). Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion. Executive will devote Executive’s full time efforts to the provision of Services under this Agreement.

b. Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement: (i) be employed elsewhere; (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company; or (iii) acquire any interest of any type in any other business which is in competition with the Company, provided, however, that the foregoing shall not be deemed to prohibit the Executive from acquiring solely as an investment up to five percent (5%) of the outstanding equity interests of any publicly-held company.

c. No Conflict. Executive represents and warrants that Executive’s execution of this Agreement and performance of Services under this Agreement will not violate any obligations Executive may have to any other employer, person or entity, including any obligations to keep in confidence proprietary information, knowledge, or data acquired by Executive in confidence or in trust prior to becoming an employee of the Company.

d. Term of Employment. Unless earlier terminated in accordance with Section 3, the term of this Agreement shall be for a period of three (3) years after the Effective Date of this Agreement (“Term”). Where the Agreement is terminated on or after the expiration of the Term, the Company shall pay to Executive all compensation to which Executive is entitled up through the effective date of termination according to its normal payroll practices, and the Company shall not have any further obligations under this Agreement.

e. Housing Allowance. Until the earlier of the date on which Executive ceases to be employed by the Company or December 31,2009, the Company will continue to reimburse Executive for documented costs and expenses actually incurred by Executive directly in connection with his maintenance of a residence in San Diego, provided that Executive does not sell his primary residence in Pleasonton, CA (the “Primary Residence”). The maximum yearly amount for reimbursable expenses covered by this paragraph shall not exceed $18,000 for calendar year 2007; $20,000 for calendar year 2008; and $22,000 for calendar year 2009. All such reimbursements (and limits thereto) shall be increased (“grossed-up”) to the extent necessary to cover any personal income taxes Executive incurs by reason of such payments. Any amounts paid hereunder shall reduce the amounts available under Section 1(f) below.

f. Relocation. In the event that Executive (a) sells the Primary Residence in connection with the relocation of his primary residence to San Diego County or (b) acquires property in San Diego County to serve as his new principal residence (the “New Residence”), the Company will cease making the payments under 1(e) above, but instead shall reimburse Executive for the following (provided that in no event shall the aggregate of all such relocation reimbursements exceed $96,000, after reductions to the extent paid pursuant to 1(e)), subject to Section 1(g) as follows: (i) either (x) the real estate commissions on the sale of the Primary Residence (not to exceed 4% of the sale price of the Primary Residence) or (y) the portion of the purchase price of the New Residence attributable to real estate commissions (not to exceed 4% of the purchase price of the New Residence); (ii) the shipping cost of household goods through an approved relocation service; and (iii) hotel and mileage or one way airfare for Executive and Executive’s family on the day of move.

g. Refund Provision. Executive hereby agrees to refund to the Company 100% of all payments that were made to you or on your behalf in connection with your relocation (but not you housing allowance), should Executive resign or if Executive’s employment is terminated for Cause during the twelve month period following the sale of the Primary Residence.

2.	COMPENSATION AND BENEFITS

h. Base Salary. In consideration of the Services to be rendered under this Agreement, the Company shall pay Executive a gross salary at the rate of Three Hundred Thirty Thousand Dollars ($330,000) per year, less applicable withholdings (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s normal payroll practices. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

i. Annual Bonus. In further consideration of the Services to be rendered under this Agreement, Executive shall be eligible to receive an annual bonus of up to seventy percent (70%) of Executive’s Base Salary based on achievement of goals and objectives established by the Company (“Annual Bonus”). Executive must remain employed with the Company through the end of the calendar year at issue in order to be eligible to receive the Annual Bonus, and the Annual Bonus will be paid to Executive on or before March 15 of the calendar year following any calendar year in which Executive earns an Annual Bonus. Executive’s Annual Bonus will be reviewed from time to time in accordance with the established procedures of the Company for adjusting bonuses for similarly situated employees and may be adjusted in the sole discretion of the Company.

j. Employment Benefits Plans. In further consideration of the Services to be rendered under this Agreement, Executive will be entitled to participate in pension, profit sharing and other retirement plans, incentive compensation plans, group health, hospitalization and disability or other insurance plans, and other employee welfare benefit plans generally made available to other similarly-situated employees of the Company, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

k. Vacation. Executive shall be eligible to receive paid vacation subject to the policies and procedures in the Company’s Employee Handbook, as may be amended from time to time in the Company’s sole discretion.

l. Expenses. The Company will pay or reimburse Executive for all normal and reasonable travel and entertainment expenses incurred by Executive in connection with Executive’s responsibilities to the Company upon submission of proper vouchers and documentation in accordance with the Company’s expense reimbursement policy.

3.	AT-WILL EMPLOYMENT

The employment of Executive shall be “at-will” at all times. The Company or Executive may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Following the termination of Executive’s employment, the Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination. Thereafter, all obligations of the Company under this Agreement shall cease other than those set forth in Section 4.

4.	COMPANY TERMINATION OBLIGATIONS

a. Termination by Company for Cause. Where the Company terminates Executive’s employment for Cause, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s theft, dishonesty, or falsification of any Company documents or records; (ii) the Executive’s improper use or disclosure of the Company’s confidential or proprietary information; (iii) any action by the Executive which has a detrimental effect on the Company’s reputation or business; (iv) the Executive’s failure or inability to perform adequately any reasonable assigned duties as determined by the Company; (v) any violation by the Executive of any material agreement (including this Agreement) between the Executive and the Company, which breach is not cured to the extent that the applicable agreement provides for a cure period, or any breach of any material Company policy or material statutory duty to the Company; or (vi) the Executive’s conviction (including any plea of guilty or nolo contendere) of any felony or crime involving moral turpitude or dishonesty.

b. Termination by Company without Cause. Where the Company terminates Executive’s employment without Cause, and Executive’s employment is not terminated due to death or Disability (as defined below), Executive will be eligible to receive: (i) continued payment of Executive’s then-monthly Base Salary for twelve (12) months according to the Company’s normal payroll practices, less applicable withholdings and any renumeration received by Executive because of Executive’s employment or self-employment during the twelve (12) month period; and (ii) continued eligibility to participate in medical, life, dental and disability insurance coverage for Executive and his eligible dependents to the extent permitted under the applicable plans of the Company as in effect on the date of such termination, at the Company’s expense for twelve (12) months, provided, however, that after such termination Executive shall continue to pay premiums in respect to such coverage to the same extent as was the case immediately prior to such termination. Executive’s eligibility to receive the severance set forth in this Section 4(b) is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A. Upon satisfaction of the Company’s obligations under this Section 4(b), all other obligations of the Company under this Agreement shall cease.

c. Termination without Cause or Resignation for Good Reason in Connection with Change in Control. Notwithstanding anything to the contrary in this Agreement, if within the period two months prior to and two years following a “Change in Control” Executive voluntarily resigns for “Good Reason” or Executive’s employment is terminated by the Company without Cause, and Executive’s employment is not terminated due to death or Disability, then in lieu of receiving the amounts set forth in Section 4(b) hereof, the Executive will be eligible to receive: (i) in a lump sum in immediately available funds within fifteen (15) business days after the date of termination, an amount equal to the sum of (A) Executive’s annual Base Salary in effect at the time of termination and (B) the maximum Annual Bonus for which Executive is eligible at the time of termination, calculated based upon the bonus period in which the termination occurs; (ii) continued eligibility to participate in medical, life, dental and disability insurance coverage for

Executive and his eligible dependents to the extent permitted under the applicable plans of the Company as in effect on the date of such termination, at the Company’s expense for twelve (12) months; and (iii) any unvested shares of restricted stock, unvested options or other equity-based compensation awards held by Executive automatically shall become 100% vested. Executive’s eligibility to receive the severance set forth in this Section 4(c) is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A. Upon satisfaction of the Company’s obligations under this Section 4(c), all other obligations of the Company under this Agreement shall cease.

1. For purposes of Section 4(c),”Good Reason” shall mean any one or more of the following: (i) without the Executive’s express written consent, the relocation of the principal place of the Executive’s Service to a location that is more than fifty (50) miles from the Executive’s principal place of Service immediately prior to the date of the Change in Control; (ii) any failure by the Company to pay, or any reduction by the Company of the Executive’s Base Salary in effect immediately prior to the date of the Change in Control; (iii) any failure by the Company to (1) continue to provide to the Executive a package of welfare benefit plans that, taken as a whole, provide substantially similar benefits to those to which the Executive was entitled immediately prior to the Change in Control (except that the Executive’s contributions may be increased to the extent of any cost increases imposed by third parties) or (2) provide the Executive with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee of the Company; or (iv) a change in Executive’s position with the Company which materially reduces Executive’s level of responsibility.

2. For purposes of Section 4(c), the term “Change in Control” shall have the meaning set forth in the Company’s 2003 Equity Incentive Plan.

d. Termination Due to Disability. Executive’s employment shall terminate automatically if Executive becomes Disabled. Executive shall be deemed Disabled if Executive is unable for medical reasons to perform Executive’s essential job duties for either ninety (90) consecutive calendar days or one hundred twenty (120) business days in a twleve (12) month period and, within thirty (30) days after a notice of termination is given to Executive, Executive has not returned to work. If Executive’s employment is terminated by the Company due to Executive’s Disability, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

e. Termination Due to Death. Executive’s employment shall terminate automatically upon Executive’s death. If Executive’s employment is terminated due to Executive’s death, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

f. Executive’s Resignation. Where Executive resigns Executive’s employment undercircumstances other than those governed by Section 4(c), all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

g. Delayed Payments. In the event that Section 409A (“409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), applies to any compensation with respect to Executive’s termination, payment of that compensation shall be delayed if Executive is a “specified employee,” as defined in 409A(a)(2)(B)(i), and such delayed payment is required by 409A. Such delay shall last six (6) months from the date of Executive’s termination. On the day following the end of such six-month period, the Company shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 4(g).

5.	EXECUTIVE TERMINATION OBLIGATIONS

a. Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

b. Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company, including, without limitation, his position as a member of the Board. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

c. Continuing Obligations. Executive understands and agrees that Executive’s obligations under Sections 6 and 12 herein (including Exhibit B) shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

6.	INVENTIONS AND PROPRIETARY INFORMATION

Executive has previously signed and agrees to be bound by the terms of the Employee Innovations and Proprietary Rights Assignment Agreement, which is attached as Exhibit B (“Proprietary Information Agreement”).

7.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by the parties hereto. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

8.	ASSIGNMENT; BINDING EFFECT

a. Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b. Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

9.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

Kintera, Inc.

9605 Scranton Road, Suite 200

San Diego, California 92121

Executive’s Notice Address:

1619 Orvieto Court

Pleasanton, CA 94566

10.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

11.	TAXES

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

12.	GOVERNING LAW; VENUE

a. This Agreement shall be governed by and construed in accordance with the laws of the State of California, and Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in San Diego, California for any lawsuit arising from or relating to this Agreement.

b. The parties agree that any dispute, controversy or claim, whether based on contract, tort, statute, discrimination, retaliation or otherwise, relating to, arising from or connected in any manner to this Agreement, or to the alleged breach of this Agreement, or arising out of or relating to Executive’s employment or termination of employment, shall, upon timely written request of either party be submitted to and resolved by binding arbitration. The arbitration shall be conducted in San Diego, California. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of the AAA and who is selected pursuant to the methods set out in the National Rules for Resolution of Employment Disputes of the AAA. Any claims received after the applicable/relevant statute of limitations period has passed shall be deemed null and void. The award of the arbitrator shall be a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. The Company will pay the fees of the arbitrator to the extent required by law. Each party will pay its own attorneys’ fees and other costs incurred by their respective attorneys.

13.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

14.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this Agreement, including but not limited to Exhibit B, shall survive the termination of employment and the termination of this Agreement.

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

16.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

17.	ENTIRE AGREEMENT

This Agreement, together with Exhibit B and documents governing stock option awards issued to Executive prior to the date of this Agreement, is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and supersedes in its entirety the Offer Letter. This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the stock option award and stock option agreement governing Executive’s outstanding equity awards and the Proprietary Information Agreement attached as Exhibit B). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, Executive shall be entitled to the benefit of the provisions more favorable to him. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

18.	EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

KINTERA, INC.

/s/ Alfred R. Berkeley	/s/ Richard LaBarbera
Alfred R. Berkeley, Chairman	Richard LaBarbera

Dated: August 1, 2007	Dated: July 27, 2007

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (hereinafter “Release”) is entered into this      day of                     , by and between Richard LaBarbera (“Executive”) and Kintera, Inc. (“Company”).

RECITALS

A. On August 1, 2007, Executive and the Company entered into an Executive Employment Agreement (“Employment Agreement”).

B. On or about                                         , Executive’s employment with the Company was terminated pursuant to Section 3 of the Employment Agreement.

C. According to the terms and conditions of the Employment Agreement, Executive is entitled to certain severance payments and other benefits if Executive executes this Release. By execution hereof, Executive understands and agrees that this Release is a compromise of doubtful and disputed claims, if any, which remain untested; that there has not been a trial or adjudication of any issue of law or fact herein; that the terms and conditions of this Release are in no way to be construed as an admission of liability on the part of the Company and that the Company denies any liability and intends merely to avoid litigation with this Release.

AGREEMENT

NOW THEREFORE FOR MUTUAL CONSIDERATION, the receipt and sufficiency of which the parties hereto acknowledge, the parties agree as follows:

1. Executive, for Executive and Executive’s spouse, heirs, assigns, executors, administrators, agents, successors and affiliates, hereby unconditionally, irrevocably and absolutely releases and discharges the Company and its past and present affiliates, owners, directors, officers, employees, agents, attorneys, heir, representatives, legatees, stockholders, insurers, divisions, successors and/or assigns and any related holding, parent or subsidiary corporations, from any and all known or unknown loss, liability, claims, costs (including, without limitation, attorneys’ fees), demands, causes of action, or suits of any type (collectively “Claims”), whether in law and/or in equity, related directly or indirectly or in any way connected with any transaction, affairs or occurrences between them and arising on or prior to the date hereof in connection with Executive’s employment with the Company, the termination of said employment and claims of emotional or physical distress related to such employment or termination. This Release specifically applies to any claims for age discrimination in employment, including any claims arising under the Age Discrimination In Employment Act if over 40, or any other statutes or laws that govern discrimination in employment.

2. Executive irrevocably and absolutely agrees that Executive will not prosecute nor cooperate with any prosecution on Executive’s behalf in any court, whether federal or state, any claim or demand of any type related to the matters released in Section 1, it being an intention of the parties that with the execution of this Release, the Company and its past and present affiliates, owners, directors, officers, employees, agents, attorneys, heir, representatives, legatees, stockholders, insurers, divisions, successors and/or assigns and any related holding, parent or subsidiary corporations will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of the other related in any way to the matters released in Section 1.

3. Executive agrees to treat all matters related to this Release as confidential (“Confidential Information”); provided, however, that nothing herein shall be deemed to preclude Executive from giving statements, affidavits, depositions, testimony, declarations, or other disclosures required by or pursuant to legal process, or from disclosing Confidential Information to Executive’s legal counsel, tax advisor or spouse. Similarly, Executive shall not make, issue, disseminate, publish, print or announce any news release, public statement or announcement with respect to the Confidential Information, or any aspect thereof, the reasons therefore and the terms of this Release.

4. Executive agrees not to (i) make any unfavorable or disparaging comments or remarks (whether written or oral) to third parties regarding the Company or its officers, directors and employees); or (ii) endorse, approve, disseminate, or assist in the dissemination of, any unfavorable or disparaging comments or remarks (whether written or oral) made by any third party regarding the Company or its officers, directors and employees.

5. Executive and the Company do certify that Executive and the Company have read all of this Release, and that Executive and the Company fully understands all of the same. Executive hereby expressly waives all of the benefits and rights granted to Executive pursuant to any applicable law or regulation to the effect that:

A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

6. Executive and the Company further declare and represent that no promise, inducement or agreement not herein expressed has been made to either and that this Release contains the full and entire agreement between and among the parties, and that the terms of this Release are contractual and not a mere recital.

7. The validity, interpretation, and performance of this Release shall be construed and interpreted according to the laws of the State of California.

8. This Release may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding that may be prosecuted, instituted or attempted by either party in breach thereof.

9. If any provision of this Release, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Release are declared to be severable.

10. It is understood that this Release is not an admission of any liability by any person, firm association or corporation but is in compromise of any disputed claim.

11. Executive represents, acknowledges and agrees that the Company has advised him, in writing, to discuss this Release with an attorney, and that to the extent, if any, that Executive has desired, Executive has done so; that the Company has given Executive twenty-one (21) days to review and consider this Release before signing it, and Executive understands that Executive may use as much of this twenty-one (21) day period as Executive wishes prior to signing; that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause Executive to sign this Release; that Executive has read this Release in its entirety, and fully understands and is aware of its meaning, intent, contents and legal effect; and that Executive is executing this Release voluntarily, and free of any duress or coercion.

12. The parties acknowledge that for a period of seven (7) days following the execution of this Release by Executive, Executive may revoke the Release, and the Release shall not become effective or enforceable until the revocation period has expired. This Release shall become effective eight (8) days after it is signed by Executive.

IN WITNESS WHEREOF, the undersigned have executed this Release on the dates shown below.

KINTERA, INC.

By:
Its:	Richard LaBarbera

Dated:	Dated:

EXHIBIT B

PROPRIETARY INFORMATION AGREEMENT

In return for my new or continued employment by Kintera, Inc., (“Kintera, Inc.”) and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I acknowledge and agree that:

1. Best Efforts; No Conflict of Interest: During my employment with Kintera, Inc., I will devote my best efforts to the interests of Kintera, Inc. and will not engage in other employment. I further agree I will not engage in any activities determined by Kintera, Inc. to be detrimental to the best interests of Kintera, Inc. without the prior written consent of Kintera, Inc. I also agree to not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Kintera, Inc. If Kintera, Inc. believes a conflict exists, Kintera, Inc. may ask me to choose to discontinue the other work or resign my employment with Kintera, Inc. In addition, I agree that, during my employment with Kintera, Inc., I will not refer any client or potential client of Kintera, Inc. to competitors of Kintera, Inc., without obtaining Kintera, Inc.’s prior written consent.

2. Prior Work: All previous work done by me for Kintera, Inc. relating in any way to the conception, reduction to practice, creation, derivation, design, development, manufacture, sale or support of products or services for Kintera, Inc. is the property of Kintera, Inc., and I hereby assign to Kintera, Inc. all of my right, title and interest in and to such previous work.

3. Proprietary Information: My employment creates a relationship of confidence and trust between Kintera, Inc. and me with respect to any information:

(a) Applicable to the business of Kintera, Inc.; or

(b) Applicable to the business of any client or customer of Kintera, Inc., which may be made known to me by Kintera, Inc. or by any client or customer of Kintera, Inc., or learned by me in such context during the period of my employment.

All such information has commercial value in the business in which Kintera, Inc. is engaged and is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Kintera, Inc., and includes, without limitation, respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. “Proprietary Information” also includes proprietary or confidential information of any third party who may disclose such information to Kintera, Inc. or to me in the course of Kintera, Inc.’s business. In cases where any question exists as to the appropriateness of disclosing information, I agree to obtain the prior written consent of Kintera, Inc. prior to disclosure.

4. Ownership and Non-disclosure of Proprietary Information: All Proprietary Information is the sole property of Kintera, Inc., Kintera, Inc.’s assigns, and Kintera, Inc.’s customers, and Kintera, Inc., Kintera, Inc.’s assigns and Kintera, Inc.’s customers shall be the sole and exclusive owner of all patents, copyrights, mask works, trade secrets and other rights in the Proprietary Information. I hereby do and will assign to Kintera, Inc. all rights, title and interest I may have or acquire in the Proprietary Information. At all times, both during my employment by Kintera, Inc. and after termination of such employment, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything directly relating to Proprietary Information without the written consent of Kintera, Inc., except as may be necessary in the ordinary course of performing my duties as an employee of Kintera, Inc. I further agree that, in order to uphold my obligation to keep in confidence and trust all Proprietary Information, I will decline any employment which, by its nature, will inevitably require me to disclose Proprietary Information belonging to Kintera, Inc.

5. Innovations: As used in this Agreement, the term “Innovations” means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. “Innovations” includes “Inventions,” which is defined to mean any inventions protected under patent laws.

6. Disclosure of Prior Innovations: I have identified on Exhibit A (“Prior Innovations”) attached hereto all Innovations, applicable to the business of Kintera, Inc. or relating in any way to Kintera, Inc.’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with Kintera, Inc. (collectively, the “Prior Innovations”), and I represent that such list is complete. I represent that I have no rights in any such Innovations other than those Prior Innovations specified in Exhibit A. If there is no such list on Exhibit A, I represent that I have neither conceived, reduced to practice, created, derived, developed nor made any such Prior Innovations, prior to or at the time of signing this Agreement.

7. Assignment of Innovations; License of Prior Innovations: I hereby agree promptly to disclose and describe to Kintera, Inc., and I hereby do and will assign to Kintera, Inc. or Kintera, Inc.’s designee my entire right, title, and interest in and to: (a) each of the Innovations (including Inventions), and any associated intellectual property rights, which I may solely or jointly conceive, reduce to practice, create, derive, develop or make during the period of my employment with Kintera, Inc., which either (i) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to Kintera, Inc.’s business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of Kintera, Inc.’s time or with the use of any of Kintera, Inc.’s equipment, supplies, facilities or trade secret information, or (iii) resulted from any work I performed for Kintera, Inc.; and (b) each of the Innovations which is not an Invention (as demonstrated by me by evidence meeting the clear and convincing standard of proof), and any associated intellectual property rights, which I may solely or jointly conceive, develop, reduce to practice, create, derive, develop, or make during the period of my employment with Kintera, Inc., which are applicable to the business of Kintera, Inc. and/or to Kintera, Inc.’s actual or demonstrably anticipated research or development (collectively, the Innovations identified in clauses (a) and (b) are hereinafter the “Kintera, Inc. Innovations”). To the extent any of the rights, title and interest in and to the Kintera, Inc. Innovations cannot be assigned by me to Kintera, Inc., I hereby grant to Kintera, Inc. an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest.

To the extent any of the rights, title and interest in and to Kintera, Inc. Innovations can be neither assigned nor licensed by me to Kintera, Inc., I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Kintera, Inc. or any of Kintera, Inc.’s successors in interest to such non-assignable and non-licensable rights. I hereby grant to Kintera, Inc. or Kintera, Inc.’s designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations which I incorporate, or permit to be incorporated, in any Kintera, Inc. Innovations. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, any Prior Innovations in any Kintera, Inc. Innovations without Kintera, Inc.’s prior written consent.

8. Future Innovations: I recognize that Innovations or Proprietary Information relating to my activities while working for Kintera, Inc. and conceived, reduced to practice, created, derived, developed, or made by me, alone or with others, within one (1) year after termination of my employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while employed by Kintera, Inc. Accordingly, I agree that such Innovations and Proprietary Information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during my employment with Kintera, Inc. and are to be promptly assigned to Kintera, Inc. unless and until I have established the contrary by written evidence satisfying the clear and convincing standard of proof.

9. Cooperation in Perfecting Rights to Proprietary Information and Innovations:

(a) I agree to perform, during and after my employment, all acts deemed necessary or desirable by Kintera, Inc. to permit and assist Kintera, Inc., at Kintera, Inc.’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Information and Innovations assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, Kintera, Inc. under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Proprietary Information or Innovations.

(b) In the event that Kintera, Inc. is unable for any reason to secure my signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Proprietary Information (including improvements thereof) or any Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), I hereby irrevocably designate and appoint Kintera, Inc. and Kintera, Inc.’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Proprietary Information, or Innovations, all with the same legal force and effect as if executed by me.

10. Non-assignable Inventions: This Agreement does not apply to an Invention which qualifies fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code. I acknowledge that a condition for an Invention to qualify fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code is that the invention must be protected under patent laws. I have reviewed the notification in Exhibit B (“Limited Exclusion Notification”) and agree that my signature acknowledges receipt of the notification. However, I agree to disclose promptly in writing to Kintera, Inc. all Innovations (including Inventions) conceived, reduced to practice, created, derived, developed, or made by me during the term of my employment and for three (3) months thereafter, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by Kintera, Inc. as to whether or not the Innovations should be the property of Kintera, Inc. Any such information will be received in confidence by Kintera, Inc.

11. Return of Kintera, Inc. Property: I acknowledge that all materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to me by Kintera, Inc. shall remain the property of Kintera, Inc. On termination of my employment with Kintera, Inc. for whatever reason, or at the request of Kintera, Inc. before termination, I agree to promptly deliver to Kintera, Inc. all records, files, computer disks, memoranda, documents, lists, materials and other information regarding or containing any confidential or Proprietary Information, including all copies, reproductions, summaries or excerpts thereof, then in my possession or control, whether prepared by me or others. I also agree to promptly return, upon termination or at any time upon Kintera, Inc.’s request, any and all Kintera, Inc. property issued to me, including but not limited to computers, facsimile transmission equipment, cellular phones, keys and credits cards. I further agree that should I discover any Kintera, Inc. property or Proprietary Information in my possession after my termination and departure from Kintera, Inc., I agree to return it promptly to Kintera, Inc. without retaining copies or excerpts of any kind.

12. Non-Solicitation:

12.1 Non-solicitation of Customers or Prospects: I acknowledge that information about Kintera, Inc.’s customers is confidential and constitutes trade secrets. Accordingly, I agree that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, I will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Kintera, Inc.’s relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Kintera, Inc.

12.2 Non-solicitation of Kintera, Inc.’s Employees: I agree that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, I will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Kintera, Inc.’s business by soliciting, encouraging or attempting to hire any of Kintera, Inc.’s employees or causing others to solicit or encourage any of Kintera, Inc.’s employees to discontinue their employment with Kintera, Inc.

13. No Violation of Rights of Third Parties: I warrant that my performance of all the terms of this Agreement and my employment with Kintera, Inc. does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with Kintera, Inc. I agree not to disclose to Kintera, Inc., or induce Kintera, Inc. to use, any confidential or proprietary information or material belonging to any previous employers or others. I warrant that I am not a party to any other agreement that will interfere with my full compliance with this Agreement or my Employment Agreement with Kintera, Inc. I further agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

14. Survival: This Agreement: (a) shall survive my employment by Kintera, Inc.; (b) does not in any way restrict my right or the right of Kintera, Inc. to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Kintera, Inc.; and (d) is binding upon my heirs and legal representatives.

15. Injunctive Relief: A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to Kintera, Inc. for which there will be no adequate remedy at law, and Kintera, Inc. shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

16. Notices: Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Kintera, Inc.’s records or such other address as I may specify in writing. Notices to Kintera, Inc. shall be sent to Kintera, Inc.’s Human Resources Department or to such other address as Kintera, Inc. may specify in writing.

17. Use of Term “Employee”: The term “Employee” and any related term such as “employment” or “employer,” are used herein for convenience of reference and shall not be construed as limiting the provisions hereof; it being expressly agreed that this Agreement is applicable to any engagement of the Employee’s personal services to Kintera, Inc. regardless of whether such relationship is an employment relationship or independent contractor relationship.

18. Governing Law: This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the state of California. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

19. Severability: If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

20. Waiver; Amendment; Modification: The waiver by Kintera, Inc. of a term or provision of this Agreement, or of a breach of any provision of this Agreement by me, shall not be effective unless such waiver is in writing signed by Kintera, Inc. No waiver by Kintera, Inc. of, or consent by Kintera, Inc. to, a breach by me, will constitute a waiver of, consent to or excuse of any other or subsequent breach by me. This Agreement may be amended or modified only with the written consent of both me and Kintera, Inc. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

21. Entire Agreement: This Agreement represents my entire understanding with Kintera, Inc. with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

Kintera, Inc.:	Employee:

By:	By:

Title:	Printed Name:

Dated:	Dated:

Exhibit A

PRIOR INNOVATIONS

Exhibit B

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Kintera, Inc. does not require you to assign or offer to assign to Kintera, Inc. any invention that you developed entirely on your own time without using Kintera, Inc.’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to Kintera, Inc.’s business, or actual or demonstrably anticipated research or development of Kintera, Inc.; or

(2)	Result from any work performed by you for Kintera, Inc.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between Kintera, Inc. and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:

Print Employee’s Name

Date:

Witnessed by:

Kintera, Inc. Representative’s Name and Position

Dated: